EXHIBIT 99.1

               EXPRESS SCRIPTS, INC. COMPLETES 2-FOR-1 STOCK SPLIT

     ST. LOUIS, November 1, 1998--Express Scripts, Inc. (NASD: ESRX) announced today that the previously disclosed two-for-one stock split of its Class A and Class B common stock was effective at the close of trading Oct. 30. The stock closed at a pre-split price of 97.69. The Class A common stock will commence trading on a post-split basis when the market opens on Monday, Nov. 2.

     The stock split was for shareholders of record as of Oct. 20, 1998. The split comes in the form of a stock dividend by issuance of one additional share of Class A common stock for each share of Class A common stock outstanding, and one additional share of Class B common stock for each share of Class B common stock outstanding.

     Express Scripts, Inc. is a leading specialty managed care company and believes it is the largest independent full-service pharmacy benefit management
(PBM) company in North America. Following its acquisition of ValueRx, the company serves thousands of clients, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. Together, Express Scripts and ValueRx manage more than $4.0 billion in annual drug spend. The company provides a full range of consultative PBM services, including pharmacy network management, mail service, formulary management, disease management and medical and drug data analysis services. The company also provides medical information management services, which include provider profiling and outcomes assessments, informed decision counseling services and infusion therapy services. Express Scripts is headquartered in St. Louis, and has additional major sites in Minneapolis; Bensalem, PA; Albuquerque, NM; Tempe, AZ; Troy, NY; and Farmington Hills, MI. More information can be found at http://www.express-scripts.com.